Our File No. 14672-1 / D/WLM/415209.2

January 22, 2003

SmarTire Systems Inc.
Richmond Corporate Centre
Suite 150 - 13151 Vanier Place
Richmond, BC V6V 2J1

Dear Sirs:

Re: Common Stock of SmarTire Systems Inc. Registered on Form SB-2 filed January 22, 2003

We have acted as counsel to SmarTire Systems Inc. (the "Company"), a British Columbia company, in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act") of 3,946,154 shares of the Company's common stock (the "Shares") for resale. As further described in the Company's registration statement on Form SB-2 (the "Registration Statement") filed under the Securities Act on January 22, 2003, 3,500,000 Shares (the "Conversion Shares") may be issued to the selling stockholder named in the Registration Statement upon the conversion of 5% Secured Convertible Debentures, and 446,154 Shares (the "Commitment Fee Shares") have been issued to the selling stockholder as a commitment fee under an Equity Line of Credit Agreement dated November 21, 2002.

In connection with this opinion, we have examined the following documents:

    Memorandum of Incorporation of the Company, as amended to date;

    Articles of the Company, as amended to date;

    Resolutions adopted by the Board of Directors of the Company pertaining to the Shares;

    The Registration Statement; and

    The Prospectus/Information Statement (the "Prospectus") constituting a part of the Registration Statement.

In addition, we have examined such other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.

As to certain questions of fact, we have relied, without further investigation, upon certificates of governmental authorities and of officers of the Company. Additionally, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as copies or as facsimiles of copies or originals, conform with the originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that: (a) the Conversion Shares to which the Registration Statement and Prospectus relate are duly authorized and, if and when issued and delivered upon conversion of the 5% Secured Convertible Debentures in accordance with the terms of said Debentures, Conversion Shares will be duly and validly authorized and issued, fully paid and non-assessable; and (b) the Commitment Fee Shares to which the Registration Statement and Prospectus relate have been duly and validly authorized and issued and are fully paid and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name in the Prospectus constituting a part of such Registration Statement under the heading "Legal Matters."

Yours truly,

CLARK, WILSON

/s/Clark, Wilson/s/

WLM/